EXHIBIT 10.7

BEACON FEDERAL
ANNUAL CASH INCENTIVE PLAN

          The purpose of the Annual Cash Incentive Plan (the “Plan”) is to attract, retain and motivate employees of Beacon Federal (the “Bank”) and Beacon Federal Bancorp, Inc. (the “Company”), the holding company of the Bank, to strive for excellence by providing them with an opportunity to earn additional annual compensation based on the performance of the Bank and the Company.

          This Plan is effective January 1, 2007 and supersedes all prior annual cash incentive bonus plans maintained by the Bank.

ARTICLE I
DEFINITIONS

          Whenever the following terms are used in the Plan they shall have the meaning specified below.

          1.1.          Award Year.  The calendar year for which Incentive Awards, if any, are calculated under the Plan.

          1.2.          Board.  The Board of Directors of the Company.

          1.3.          Bonus Pool.  The aggregate dollar value available for Incentive Awards for an Award Year based on Company-wide goals.

          1.4.          Code.  The Internal Revenue Code of 1986, as amended.

          1.5.          Compensation Committee.  Compensation Committee of the Company.

          1.6.          Employee.  Any common law employee of the Bank or the Company.

          1.7.          Incentive Awards.  The dollar value of bonus awards made to Participants under the Plan.

          1.8.          Participant.  An Employee who has been granted an Incentive Award.

          1.9.          Plan Committee.  The committee composed of such members as shall be appointed by the Bank’s Chief Executive Officer from time to time to administer the Plan and which shall include, and be chaired by, the Chief Executive Officer.

ARTICLE II
PARTICIPATION

          2.1          Eligibility.  Each Employee who was employed by the Bank or the Company at any time during the Award Year and who remains employed by the Bank or the Company at the time the Incentive Award is paid.  In addition, in order to receive an Incentive Award payment under the Plan, the Employee must have received at least a “satisfactory” overall rating on his or her annual performance review for the Award Year.

ARTICLE III
INCENTIVE AWARDS

          3.1          Amount of Bonus Pool.  The Bonus Pool is set by the disinterested members of the Board of Directors in the fourth quarter of the year before the Award Year.  The Bonus Pool is based on the Company’s annual net income before taxes meeting the established threshold level, as recommended to the Compensation Committee and the Board of Directors by the Plan Committee.  Generally, in order for any Incentive Award payments to be made under the Plan, the Company must meet or exceed 80% of the threshold performance.  However, if less than 80% of the threshold performance is achieved, the Compensation Committee has discretion to reward incremental progress.  At the January meeting of the Board of Directors following the close of the Award Year, the Board shall determine whether the threshold performance has been attained.

          3.2          Amount of Incentive Awards.  The amount of each Participant’s Incentive Award is based on a percentage of the Participant’s base salary and the size of the Bonus Pool for that Award Year.  The Plan Committee recommends to the Compensation Committee the proposed Incentive Award for each Participant for each Award Year.  The disinterested members of the Board make the final decision regarding the value of all Incentive Awards.

          3.3          Payment of Incentive Awards.  All Incentive Award payments under this Plan shall be distributed no later than March 15 of the calendar year after the Award Year, such that payments under this Plan are intended to be exempt from the definition of “deferred compensation” as set forth in Code Section 409A under the “short term deferral rule” described in Treasury Regulations section 1.409A-1(b)(4).  The Bank and the Company intend to pay Incentive Awards in the first payroll period in February following the close of the Award Year.  If a Participant is on a leave of absence for a portion of the Award Year, due to illness or any other reason, the Incentive Award may be prorated in the sole and exclusive discretion of the Plan Committee to reflect only the time when the Participant was actively employed and exclude any period when the Participant was on leave.  The pro-ration by the Plan Committee shall be final.

          3.4          Source of Payments.  All payments hereunder shall be paid in cash in U.S. dollars from the general funds of the Bank or the Company and no special or separate funds shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder.  A Participant shall have no right, title, or interest whatever in or to any investments which the Bank or the Company may make to aid it in meeting its obligations hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Bank or the Company, such right shall be no greater than the right of an unsecured creditor.

ARTICLE IV
PLAN AMENDMENT AND TERMINATION

          4.1          The Board retains the right to amend or terminate the Plan for any reason, including, but not limited to, adverse changes in tax laws or the bankruptcy, receivership or dissolution of the Bank or the Employer.  In the event of a Plan amendment or termination, benefits will be paid out when due under the terms of the Plan.  To the extent feasible, the Bank and the Company shall use their best efforts to avoid adversely affecting the rights of any existing Participants in the Plan.

ARTICLE V
MISCELLANEOUS

          5.1          No Guarantee of Employment. This Plan is strictly a voluntary undertaking on the part of the Bank and the Company and shall not be deemed to constitute a contract between the Bank or the Company and any Participant, or to be consideration for, or an inducement to, or a condition of, the employment of any Participant.  Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the employ of the Bank or the Company or to interfere with the right of the Bank or the Company to discharge or retire any Employee at any time, notwithstanding that such discharge might result in a forfeiture of an Incentive Award for an Award Year.

          5.2          Withholding; Tax Effects.  To the extent required by the law in effect at the time payments are made, the Bank or the Company shall withhold from payments made hereunder the minimum taxes required to be withheld by any federal, state or local government.  The Bank and the Company make no representations or warranties as to the tax consequences to a Participant from the receipt of any Incentive Awards.  Each Participant must rely solely on his or her own tax advisor with respect to the tax consequences arising from the receipt of Incentive Awards.

          5.3          Governing Law.  All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.